EXHIBIT (4)(f)  Stock Agreement with Fred Roa

Health Professionals Inc.
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515 E. Las Olas Blvd, Suite 1600, Fort Lauderdale, FL 33301 * (305) 766-2552



                                                   September 30, 1995

Mr. Fred Roa
Telesis
795 Franklin Avenue
Franklin Lakes, NJ 07417

Dear Fred:

         This letter shall confirm and memorialize the Company's agreement with you to issue you 25,000 shares of the Company's common stock in consideration of your serving as a outside director of the Company without the Company maintaining a director's and officer's liability insurance policy. This compensation will be in addition to your quarterly distributions of directors fees.

          This shall further confirm the Company's agreement to register the shares should the Company undertake an S-8 registration statement.

         I would ask that you memorialize your acceptance of this agreement by signing below.

                                            Very truly yours,

                                            /s/Bradford J. Beilly
                                            --------------------------------
                                            Bradford J. Beilly
                                            Vice President-General Counsel

BJB:cp

via-Fax

Accepted and Agreed:

/s/FRED ROA
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FRED ROA